EXHIBIT 99.1


TO:     Members of the Board of Directors and Section 16 Officers

FROM:   Robert Guttman
        Peter Falconer

RE:     Blackout Period for CCCG Common Stock

DATE:   November 18, 2003


This notice is to inform you that the CCC Information Services Inc. 401(k) Retirement Savings and Investment Plan (the "401(k) Plan") will be moving to a new service provider in December 2003. As a result of this change, you will be prohibited from purchasing, selling or otherwise acquiring or transferring CCC Information Services Group Inc. common stock (and any options or other derivative securities) acquired in connection with your service to or employment with CCC. Please note that this blackout applies to all shares of CCC common stock you acquired in connection with your service or employment and is not limited only to shares held in the 401(k) Plan.

The blackout period is expected to begin at 4:00 p.m. eastern time on December 5, 2003 and end during the week of December 29, 2003. During these weeks, you can determine whether the blackout period has ended by calling T. Rowe Price at 1-800-922-9945.

This blackout is imposed by Section 306 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the Securities and Exchange Commission commonly referred to as Regulation BTR (Blackout Trading Restriction). By way of background, Section 306(a) of the Sarbanes-Oxley Act prohibits directors and executive officers of an issuer from trading in the issuer's equity securities during any period during which employees are unable to purchase or sell issuer equity securities held in 401(k) or similar plans. This period is commonly referred to as a "blackout period." A blackout period is usually imposed for administrative reasons such as changes in plan record keepers, introduction of new investment alternatives or business combinations.

If you have questions related to the blackout period and your ability to purchase, sell or otherwise transfer CCC common stock, please contact Robert Guttman (312.229.2393) or Peter Falconer (312.229.2170).